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21. List of Subsidiaries of the Company

The following is a list of Integrated Measurement Systems, Inc. operating subsidiaries. Integrated Measurement Systems, Inc. has no parent companies.

                  Subsidiary                           Percent Owned

Integrated Measurement Systems FSC, Inc.                   100%

Integrated Measurement Systems (Europe) AG                 100%

IMS Europe Ltd.                                            100%

Integrated Measurement Systems (France) Sarl               100%

Integrated Measurement Systems (Deutschland) GmbH          100%

Integrated Measurement Systems (Japan) KK                  100%

Integrated Measurement Systems (M) Sdn. Bdn.               100%

Integrated Measurement Systems (P) Inc.                    100%